UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) December 31, 2008
CBIZ, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	22-2769024

(State or Other Jurisdiction of	(I.R.S. Employer Identification No.)
Incorporation or Organization)
0-25890
(Commission File Number)
6050 Oak Tree Boulevard South, Suite 500
Cleveland, Ohio 44131
(Address of Principal Executive Offices)
(Zip Code)
216-447-9000
(Registrant’s Telephone Number, Including Area Code)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01: Other Events.
     On December 31, 2008, CBIZ, Inc., a Delaware corporation and its subsidiary CBIZ Accounting, Tax & Advisory of New York, LLC, a Delaware limited liability company, closed their previously disclosed acquisition (“Acquisition”) of substantially all of the non-attest business assets of Mahoney Cohen & Company, CPA, P.C., a New York professional corporation and of Mahoney Cohen Consulting Corp., a New York Corporation, as well as all of the membership interests of Mahoney Cohen Family Office Services LLC, a New York limited liability company, pursuant to the Purchase Agreement dated November 24, 2008. The terms of the Purchase Agreement are described in the Current Report on Form 8-K, and attendant exhibits, filed with the Securities and Exchange Commission on November 25, 2008.
     According to the terms of an Asset Purchase Agreement, which closed on December 31, 2008, between CBIZ, Inc., CBIZ Accounting, Tax & Advisory of New England, LLC, Tofias, PC (“Tofias”), and all of the shareholders and non-shareholder key employees of Tofias, CBIZ agreed to acquire the non-attest business of Tofias (“Tofias Acquisition”). Tofias is a leading regional accounting service provider based in Cambridge, MA, with additional offices located in New Bedford, MA, and Providence and Newport, RI.
Forward-Looking Statements
     This Current Report on Form 8-K contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations, forecasts and assumptions that are subject to risks and uncertainties, which could cause actual outcomes and results to differ materially from these statements. Risks and uncertainties include the satisfaction of the conditions to closing, including receipt of regulatory approval; general industry and market conditions; the risk that the perceived advantages of the Acquisition, if consummated, may not be achieved; and other risks and uncertainties detailed from time to time in CBIZ’s filings with the Securities and Exchange Commission, including its quarterly reports on Form 10-Q and its annual report on Form 10-K. The information set forth herein speaks only as of the date hereof, and CBIZ disclaims any intention or obligation to update any forward-looking statements as a result of developments occurring after the date hereof.
Item 3.02 Unregistered Sales of Equity Securities.
     According to the terms of the Tofias Acquisition Asset Purchase Agreement, CBIZ agreed to offer approximately $2.75 million in it shares of common stock to the Sellers as part of the initial purchase price and up to an additional $2.75 million in its shares of common stock as part of an earnout in order to acquire the non-attest business of Tofias (“Tofias Acquisition”). CBIZ offered and will issue shares of its common stock in reliance on the exemption from registration provided by Section 4(2) of the Securities Act of 1933. CBIZ relied on this exemption from registration based on representations made by the Sellers in the Purchase Agreement.
     The shares of common stock to be issued pursuant to the terms of the Purchase Agreement may not be sold, assigned, transferred, pledged, made subject of any hedging transaction, or otherwise disposed of for a period of one year following the date of each issuance of common stock. Notwithstanding the foregoing, such shares of common stock may be transferred to a third party making a cash tender or exchange offer in compliance with Regulations 14D and 14E under the Securities Exchange Act of 1934, as amended. In addition, in certain circumstances, shares issued to each individual may be transferred to the spouse or children of such member or to a trust in which such member owns all of the beneficial interest.
Item 7.01 Regulation FD Disclosure
     On December 31, 2008, CBIZ issued a press release announcing the closing of Acquisition on December 31, 2008. A copy of the press release is attached hereto as Exhibit 99.1. On December 31, 2008, CBIZ issued a press release announcing the closing of the Tofias Acquisition on December 31, 2008. A copy of the press release is attached as Exhibit 99.2.
Item 5.02(e): Compensatory Arrangements of Certain Officers.
     On December 31, 2008, CBIZ, Inc., upon authorization by the Compensation Committee of the Board of Directors, executed an amendment to the employment agreement between the Company and its President, Jerome P. Grisko, Jr. The terms and conditions of this amendment are set out in the Amended Severance Protection Agreement (“Amendment”).
     The Amendment maintains most of the same employment terms as the original Severance Protection Agreement, dated February 1, 2000 (“Agreement”). Under the Agreement, the President is entitled to a severance payment, if he is terminated for any reason other than for cause, of a multiple of two times his base pay and maximum possible bonus for the current year. The Amendment changes this formula to a multiple of two times his current year base pay plus the average of his bonus payments for the prior three years. The Amendment also defers any termination payments that would be in excess of annual deductibility limits imposed by IRS Section 162(m), and includes additional changes related to IRC Section 409(A) compliance. A copy of the Amendment is attached hereto as Exhibit 99.3.
Item 9.01(d). Exhibits
     99.1 Press release announcing closing of Acquisition on December 31, 2008.
     99.2 Press release announcing closing of Tofias Acquisition on December 31, 2008.
     99.3 Amended and Restated Employment Agreement between Jerome P. Grisko, Jr. and CBIZ, Inc., dated December 31, 2008.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: December 31, 2008

CBIZ, INC.
/s/ MICHAEL W. GLEESPEN
Michael W. Gleespen
Corporate Secretary